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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Form, Schedule or Registration Statement No.:
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

AMERICAN EQUITY
Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 9, 2011

        The Annual Meeting of Shareholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 6000 Westown Parkway, West Des Moines, Iowa 50266, on Thursday, June 9, 2011 at 3:30 p.m., local time, for the following purposes:

  1.
  To elect a total of six Directors to one-, two-, and three-year terms.

  2.
  To consider and vote upon the 2011 Director Stock Option Plan.

  3.
  To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 125,000,000 shares to 200,000,000 shares.

  4.
  To approve the issuance of our Common Stock in certain circumstances upon conversion of our 3.50% Convertible Senior Notes Due 2015 and upon exercise of related warrants in excess of the New York Stock Exchange limits for share issuances without shareholder approval.

  5.
  To consider and vote upon the ratification of KPMG LLP as our independent registered public accounting firm for 2011.

  6.
  To conduct an advisory vote on executive compensation.

  7.
  To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation.

  8.
  To transact such other business that may properly come before the meeting.

        Shareholders of record at the close of business on April 11, 2011, are entitled to notice of and vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares in one of the following ways:

  •
  By telephone using the toll-free telephone number shown on the proxy card;

  •
  Through the Internet by visiting the website shown on the proxy card; or

  •
  By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or by fax to the number shown on the proxy card.

By Order of the Board of Directors

West Des Moines, Iowa April [25], 2011	Debra J. Richardson Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held June 9, 2011.

This Proxy Statement and our 2010 Annual Report
are available at http://www.american-equity.com/2010proxy.

PROXY STATEMENT
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Shareholders
June 9, 2011

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION	1
General Information	1
Voting Rights	1
Voting	2
PROPOSALS TO BE VOTED UPON	3
Proposal 1—Election of Directors	3
Proposal 2—Approval of the 2011 Director Stock Option Plan	8
Proposal 3—Approval of an Amendment to our Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock from 125,000,000 Shares to 200,000,000 Shares	10
Proposal 4—Approval of the Issuance of our Common Stock in Certain Circumstances upon Conversion of our 3.50% Convertible Senior Notes Due 2015 and upon Exercise of Related Warrants in Excess of the New York Stock Exchange Limits for Share Issuances without Shareholder Approval	12
Proposal 5—Ratification of Appointment of Independent Registered Public Accounting Firm	16
Proposal 6—Advisory Vote on Executive Compensation	17
Proposal 7—Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation	18
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS	19
Security Ownership of Management and Certain Beneficial Owners	19
Corporate Governance	21
Board Leadership Structure	21
Board of Director's Oversight of Risk Management	21
Majority of Independent Directors	22
Compensation of the Board of Directors	22
Meetings and Committees of the Board of Directors	23
Information Regarding the Company's Process for Identifying Director Nominees	25
Compensation Committee Interlocks and Insider Participation	25
Audit Committee Disclosures	26
Executive Officers	27
Compensation Discussion and Analysis	28
Compensation Committee Report	33
Executive Compensation Tables	34
Potential Payments Upon Termination or a Change in Control	38
Involvement in Legal Proceedings	39
Policy Regarding Related Person Transactions	40
Certain Relationships and Related Person Transactions	41
Section 16(a) Beneficial Ownership Reporting Compliance	42
OTHER INFORMATION	42
Shareholder Proposals for the 2012 Annual Meeting	42
Shareholder Communications	42
Householding; Annual Report on Form 10-K	43
APPENDIX A—American Equity Investment Life Holding Company 2011 Director Stock Option Plan	A-1
APPENDIX B—Proposed Amendment to the Articles of Incorporation, as amended	B-1

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

        This proxy statement is furnished to the shareholders of American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 (referred to in this proxy statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on June 9, 2011, at the time and place shown in the Notice of Annual Meeting of Shareholders, and at any adjournment thereof. To obtain directions to the Annual Meeting, you may contact us at our toll-free number 1-888-221-1234.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This proxy statement is first being mailed on or about April [25], 2011.

Voting Rights

        Only shareholders of record as of the close of business on April 11, 2011, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock") of which 59,482,889 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any director, broker non-votes and abstentions represented at the meeting will be counted for quorum purposes. Votes will be tabulated under the supervision of Computershare, Inc., which has been designated by the Board of Directors to act as inspector of the election.

        If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions. Even if you do not provide instructions, your bank, broker or other holder of record may vote your shares on certain "routine matters". The New York Stock Exchange ("NYSE") considers Proposal 5—Ratification of Appointment of Independent Registered Public Accounting Firm to be a "routine matter". As a result, without instructions from you, your broker is permitted to vote your shares on this matter at its discretion. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker has not received instructions from you and does not have discretionary voting power for that particular item. The NYSE considers Proposal 1—Election of Directors, Proposal 2—Approval of the 2011 Director Stock Option Plan, Proposal 3—Approval of an Amendment to our Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock from 125,000,000 Shares to 200,000,000 Shares, Proposal 4—Approval of the Issuance of our Common Stock in Certain Circumstances upon Conversion of our 3.50% Convertible Senior Notes Due 2015 and upon Exercise of Related Warrants in Excess of the New York Stock Exchange Limits for Share Issuances Without Shareholder Approval, Proposal 6—Advisory Vote on Executive Compensation and Proposal 7—Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation to be "non-routine matters" and, therefore, brokers may not vote on the matter unless they receive specific voting instructions from you. At this year's annual meeting, in the event that a brokerage firm does not receive voting instructions from one of our shareholders, such shareholder's shares will not be voted, and will be considered "broker non-votes" with respect to Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 6 and Proposal 7.

        If you plan to attend the meeting and vote in person, you will be given a ballot when you arrive. If your shares of Common Stock are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card. You will need to bring the broker's proxy card with you to the Annual Meeting in order to vote.

Voting

        If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

  •
  "FOR" the election of the six nominees for Directors;

  •
  "FOR" the approval of the 2011 Director Stock Option Plan;

  •
  "FOR" the approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 125,000,000 shares to 200,000,000 shares;

  •
  "FOR" the approval of the issuance of our Common Stock in certain circumstances upon conversion of our 3.50% Convertible Senior Notes Due 2015 and upon exercise of related warrants in excess of the New York Stock Exchange limits for share issuances without shareholder approval;

  •
  "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

  •
  "FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC; and

  •
  "FOR" the approval of an annual advisory vote on the compensation of our named executive officers.

        If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

        As an alternative to voting by using the enclosed proxy card, if you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone or through the Internet. Please see the enclosed proxy card for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you on whether you may vote by telephone or through the Internet as an alternative to voting by using the enclosed proxy card.

        As to the election of directors, regardless of which method is used to vote, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify or (c) withhold your vote from all nominees as a group.

        A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or through the Internet at a later date or by a proxy bearing a later date.

        The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by calling the toll-free telephone number or by visiting the website shown on the proxy card.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of thirteen members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the four directors presently serving as the Class II Directors expire at the Annual Meeting to be held on June 9, 2011. The four nominees to serve as Class II Directors include incumbents Joyce A. Chapman, James M. Gerlach, Robert L. Howe and Debra J. Richardson. Each is nominated for election to a term of three years expiring in 2014.

        Mr. Gerlach and Ms. Richardson are members of our senior management team. Ms. Chapman and Mr. Howe are independent under the requirements of the Sarbanes-Oxley Act of 2002 ("SOX"), and rules adopted by the Securities and Exchange Commission ("SEC") thereunder, as well as the corporate governance listing standards of the NYSE ("NYSE Rules").

        The term of service of a recently-elected Class I Director, Gerard D. Neugent, expires at the Annual Meeting to be held on June 9, 2011. Mr. Neugent is nominated for a term of two years expiring in 2013. The term of service of a recently-elected Class III Director, David S. Mulcahy, also expires at the Annual Meeting to be held on June 9, 2011. Mr. Mulcahy is nominated for a term of one year expiring in 2012.

        Mr. Neugent is considered an inside director under the requirements of SOX, the rules adopted by the SEC and the NYSE Rules. Mr. Mulcahy is independent under the requirements of SOX, the rules adopted by the SEC and the NYSE Rules.

        The Board of Directors anticipates that the nominees will be able to serve. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the shareholder giving the proxy withholds such authority or votes against any such nominee.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Class II Directors Whose Terms Expire at the 2011 Annual Meeting

        Joyce A. Chapman is a retired banker who worked over 35 years with West Bank, West Des Moines, Iowa. While at West Bank, Ms. Chapman served in various capacities related to bank administration and operation. Ms. Chapman has served in numerous positions of leadership in philanthropic and banking industry organizations. Ms. Chapman also serves as a director for West Bancorporation, Inc. Ms. Chapman's leadership experience in various organizations and her experience in the banking industry led the Board of Directors to conclude that Ms. Chapman should serve as a director of the Company.

  Director since 2008. Age 66.

        James M. Gerlach has served as Executive Vice President of the Company since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company ("American Life and Casualty") and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 45 years. Mr. Gerlach's vast knowledge of the Company's operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.

  Director since 1996. Age 69.
  Member: Executive and Investment Committees

        Robert L. Howe served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in this position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant serving as director of EMC National Life Company from 2003 until 2007, and from 2007 to present, Mr. Howe serves as a director of EMC Insurance Group. He also serves as the designated financial expert on the board of directors of EMC Insurance Group. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver. Mr. Howe's experience in the financial oversight of insurance companies and his expertise in finance led the Board of Directors to conclude that Mr. Howe should serve as a director of the Company.

  Director since 2005. Age 68.
  Member: Executive and Audit Committees

        Debra J. Richardson has served as Executive Vice President and Secretary of the Company since January 1, 2009. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by The Statesman Group Inc. ("Statesman") from 1977 through April 1996 serving in various positions including Vice President-Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years. Ms. Richardson's experience as an executive of the Company and her years of involvement in the insurance industry led the Board of Directors to conclude that Ms. Richardson should serve as a director of the Company.

  Director since 2008. Age 54.
  Member: Executive and Investment Committees

Class I Director Whose Term Expires at the 2011 Annual Meeting

        Gerard D. Neugent was elected to the Board of Directors on August 17, 2010. Mr. Neugent is the President and Chief Operating Officer of Knapp Properties, Inc., Des Moines, IA. His primary duties include dealing with real estate transactions, development and management. Mr. Neugent received his law degree from Drake University. Mr. Neugent's experience in real estate and business management as well as his legal background led the Board of Directors to conclude that Mr. Neugent should serve as a director of the Company.

  Director since 2010. Age 59.

Class III Director Whose Term Expires at the 2011 Annual Meeting

        David S. Mulcahy was elected to serve on the Company's Board of Directors on January 24, 2011. Mr. Mulcahy previously served as a member of the Company's Board of Directors from 1996 to 2006. Mr. Mulcahy currently serves as Chairman of the Board of Directors of Monarch Materials Group, Inc. Mr. Mulcahy is a certified public accountant and was a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994. Mr. Mulcahy's financial expertise, knowledge and experience in accounting and business management led the Board of Directors to conclude that Mr. Mulcahy should serve as director of the Company.

  Director since 2011. Age 58.

Members of Our Board Not Standing for Election This Year

        Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Class III Directors Whose Terms Expire at the 2012 Annual Meeting

        David J. Noble serves as Executive Chairman of the Board of the Company and served as Chairman, Chief Executive Officer, President and Treasurer of the Company since its formation in 1995 until January 1, 2009. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. Mr. Noble's prior service as Chief Executive Officer, President and Treasurer of the Company gives him unique insights into the Company's challenges, opportunities and operations. This, along with his years of experience in the insurance industry, led the Board of Directors to conclude that Mr. Noble should serve as a director of the Company.

  Director since 1995. Age 79.
  Member: Executive and Investment Committees

        A. J. Strickland, III is the Thomas R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama and has been since 1969. Dr. Strickland is a director of Twenty Services, Inc. and a former director of Statesman. Dr. Strickland is also the co-author of many strategic management books and texts used at universities worldwide. In addition, he conducts frequent industry and competitive analyses of domestic and international firms. Dr. Strickland's extensive knowledge of strategic management and the finance industry arising from his academic experience led the Board of Directors to conclude that Dr. Strickland should serve as a director of the Company.

  Director since 1996. Age 69.
  Member: Audit and Compensation Committees

        Wendy C. Waugaman has served as Chief Executive Officer and President of the Company since January 1, 2009. Prior to that, Ms. Waugaman served as Chief Financial Officer and General Counsel of the Company since June 1999. Before joining the Company, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Waugaman was previously a partner in the firm of

Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She was a corporate attorney for Statesman for over 15 years. Ms. Waugaman is also a certified public accountant. Ms. Waugaman served as a director of West Bancorporation, Inc. from March 2007 through March 2009. Ms. Waugaman's role as Chief Executive Officer and President of the Company and former role as Chief Financial Officer and General Counsel of the Company provides her with intimate knowledge of the Company's operations. Her legal and financial background led the Board of Directors to conclude that Ms. Waugaman should serve as a director of the Company.

  Director since 2008. Age 50.
  Member: Executive and Investment Committees

        Harley A. Whitfield, Sr. is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy from 1956 through 1994. Mr. Whitfield served as corporate counsel for Statesman and its subsidiary companies for over 30 years. Mr. Whitfield's years of legal and business experience with Statesman as well as with other companies led the Board of Directors to conclude that Mr. Whitfield should serve as a director of the Company.

  Director since 1996. Age 80.
  Member: Audit, Compensation and Nominating and Corporate Governance Committees

Class I Directors Whose Terms Expire at the 2013 Annual Meeting

        Alexander M. Clark has served as a Senior Managing Director, Insurance Group at Griffin Financial Group LLC since November 2010. Mr. Clark was Managing Director-Insurance Investment Banking from February 2006 to October 2010 at Madison Williams & Company, Inc. From October 1993 to February 2006, Mr. Clark was Managing Director with Advest, Inc. Mr. Clark is a chartered financial analyst. He has served as a director of our New York life subsidiary since August 2005 and also serves as a director of Pennsylvania National Insurance Group, Unity Financial Life Insurance Company, Penn Treaty American Corporation and Great American Life Insurance Company of New York. Mr. Clark's investment banking activities have been focused primarily on insurance companies and he has been actively involved in the insurance industry for over 30 years. Mr. Clark's background in investment banking and his financial expertise and experience in the insurance industry led the Board of Directors to conclude that Mr. Clark should serve as a director of the Company.

  Director since 2007. Age 77.

        Robert L. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services, Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996 he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been a self-employed insurance consultant since November 2000. Mr. Hilton is a former director of Statesman and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida. Mr. Hilton's years of experience in and extensive knowledge of the insurance industry led the Board of Directors to conclude that Mr. Hilton should serve as a director of the Company.

  Director since 1996. Age 82.
  Member: Audit, Compensation and Nominating and Corporate Governance Committees

        John M. Matovina has served as Vice Chairman, Chief Financial Officer and Treasurer of the Company since January 1, 2009. Prior to that, Mr. Matovina had served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 30 years experience in the accounting and insurance industries. Mr. Matovina's role as Vice Chairman, Chief Financial Officer and Treasurer of the Company as well as his years of experience in and extensive knowledge of the accounting and the insurance industries led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.

  Director since 2000. Age 56.
  Member: Executive and Investment Committees

Proposal 2
Approval of 2011 Director Stock Option Plan

        The Board of Directors has unanimously approved the 2011 Director Stock Option Plan, subject to shareholder approval. The plan is intended to benefit the Company and its shareholders by enhancing the Company's ability to attract and retain the services of experienced and highly qualified non-employee Directors and to increase their long-term financial stake in the Company's continued success.

Summary of Material Provisions

        The following is a summary of certain provisions of the 2011 Director Stock Option Plan. This summary is qualified by reference to the complete text of the 2011 Director Stock Option Plan, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

        The 2011 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 250,000 shares of Common Stock or 0.42% of the 59,482,889 shares of Common Stock outstanding on the record date, to non-employee directors of the Company, of which there are currently eight. As of March 31, 2011, the market value of a share of Common Stock was $13.12. Options granted under the 2011 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the Company's Board of Directors, the 2011 Director Stock Option Plan will terminate on June 30, 2021 and no additional awards may be made under the 2011 Director Stock Option Plan after that date.

        Options granted under the 2011 Director Stock Option Plan will be non-qualified stock options under the Code and will entitle the optionee, upon exercise, to purchase shares of Common Stock from the Company at an exercise price per share no less than the fair market value of a share of Common Stock on the date of the grant. Options will not be transferable other than by laws of descent and distribution and will generally be exercisable during an optionee's lifetime only by the optionee.

        The Board of Directors will administer the 2011 Director Stock Option Plan and have the authority, subject to the provisions of the 2011 Director Stock Option Plan, to determine who will receive awards under the 2011 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any Director in any one year is 15,000. The Board has the authority to determine whether to include a vesting schedule for any option grant; provided, that in the absence of such a schedule, all options vest six months after the date of grant. The Board has the authority to adjust the number of shares available for options, the number of shares or other property subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of the Company's shareholders, the Board may not otherwise lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        In the event of a change of control of the Company, or upon the death or disability of the optionee, any outstanding options under the 2011 Director Stock Option Plan will be immediately fully exercisable by an optionee or his designated beneficiary. A change of control includes the acquisition by any person of more than 35% of the outstanding voting stock of the Company, the sale of all or substantially all of the assets of the Company or the approval of the complete liquidation of the Company, a merger pursuant to which the Company's shareholders own less than 50% of the stock of the resulting entity and certain changes in the composition of a majority of the members of the Board of Directors.

        The 2011 Director Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2011 Director Stock Option Plan in a manner which would impair the recipients' rights without their consent, or (ii) amend the 2011 Director Stock Option Plan without approval of the Company's shareholders, if required by law.

        The following is a brief summary of the federal income tax aspects of stock options which could be granted under the 2011 Director Stock Option Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Because all options granted under the 2011 Director Stock Option Plan are non-qualified stock options, (i) no income is realized by the participant at the time the option is granted; (ii) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the excess, if any, of (1) the fair market value of the shares on the date of exercise over (2) the option price paid for the shares and the Company will be entitled to a tax deduction in the same amount; and (iii) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

        The benefits or amounts to be received by or allocated to participants and the number of options to be granted under the 2011 Director Stock Option Plan cannot be determined at this time because the amount of any grant to be made to any eligible participant in any year is to be determined at the discretion of the Board of Directors. However, the 2011 Director Stock Option Plan provides that the maximum number of shares which may be granted to any participant in any one year is 7,500. In fiscal year 2010, an aggregate of 72,000 options were granted to directors under the 2000 Director Stock Option Plan.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

The Board of Directors unanimously recommends that you vote FOR approval of the 2011 Directors Stock Option Plan.

Proposal 3
Approval of an Amendment to our Articles of Incorporation to Increase the Number of Authorized
Shares of our Common Stock from 125,000,000 Shares to 200,000,000 Shares

        The Board of Directors has unanimously approved an amendment to Article IV of our Articles of Incorporation to increase the number shares of our authorized Common Stock, par value $1 per share, from 125,000,000 shares to 200,000,000 shares. The text of the proposed amendment is attached hereto as Appendix B and the following summary is qualified in its entirety by reference to such text.

        At March 31, 2011, we had 59,411,489 shares of Common Stock issued and outstanding and an aggregate of 40,188,202 shares of Common Stock reserved for issuance in connection with certain outstanding plans and agreements, including:

  (i)
  1,366,250 shares potentially issuable upon the exercise of outstanding options under the 2000 Employee Stock Option Plan;

  (ii)
  181,000 shares potentially issuable upon the exercise of outstanding options under the 2000 Director Stock Option Plan;

  (iii)
  500 shares potentially issuable upon the exercise of outstanding options under the 1996 Stock Option Plan;

  (iv)
  Up to 2,475,053 shares issuable to employees in connection with the 2009 Employee Incentive Plan (of which options representing 681,500 shares have been granted and are outstanding);

  (v)
  Up to 3,963,800 shares issuable under our Independent Insurance Agent Stock Option Plan and 2010 Independent Insurance Agent Stock Option plan (of which options representing 2,814,800 shares have been granted and are outstanding);

  (vi)
  485,990 shares potentially issuable under deferred compensation agreements with certain officers, directors and consultants;

  (vii)
  2,727,084 shares issuable upon conversion of the shares of the 8% Convertible Trust Preferred Securities issued by one of our subsidiary trusts;

  (viii)
  Up to 11,724,414 shares issuable upon conversion of the Notes or exercise of the Warrants, as discussed in Proposal 4 below (which amount will be increased to 44,000,000 if Proposal 4 is approved);

  (ix)
  Up to 11,954,489 shares issuable upon conversion of the 5.25% Contingent Convertible Senior Notes Due 2029; and

  (x)
  Up to 5,309,622 shares issuable upon conversion of the 5.25% Contingent Convertible Senior Notes due 2024.

        The proposed increase in the authorized Common Stock has been recommended by the Board of Directors to assure that an adequate supply of authorized and unissued shares is available for general corporate needs, as well as for such purposes as raising additional capital for the operations of the Company, or the financing of the acquisition of other insurance business or companies. Except as discussed in Proposal 2 and Proposal 4, there are currently no plans for issuing additional shares of Common Stock in connection with new capital transactions or acquisitions or for any other purposes, other than in the ordinary course under outstanding Company plans and agreements. Such shares would be available for issuance without further action by the shareholders, unless required by applicable law. The issuance of additional shares of Common Stock may result in some dilution of the stock ownership of existing shareholders. The proposed amendment could permit the Board of Directors to issue shares of common stock in transactions that could make a takeover of the Company more difficult.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the increase in the number of authorized shares of Common Stock to 200,000,000.

Proposal 4
Approval of the Issuance of our Common Stock in Certain Circumstances upon Conversion of our
3.50% Convertible Senior Notes Due 2015 and upon Exercise of Related Warrants in Excess of the
New York Stock Exchange Limits for Share Issuances Without Shareholder Approval

        On September 22, 2010, we issued $200 million in aggregate principal amount of 3.50% Convertible Senior Notes Due 2015 (the "Notes"). While we presently intend to settle our conversion obligations under the Notes entirely in cash, in certain limited circumstances described below, we have the discretion to elect to settle our conversion obligations in shares of our Common Stock or a combination of cash and shares of our Common Stock, based on the conversion rate for the Notes, which is initially 80 shares of our Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $12.50 per share of our Common Stock).

        Concurrently with the sale of the Notes, we entered into convertible note hedge transactions (collectively, the "Note Hedges") with respect to our Common Stock with JPMorgan Chase Bank, National Association, London Branch and Deutsche Bank AG, London Branch (together, the "Option Counterparties"), whereby we purchased from the Option Counterparties options to acquire shares of our Common Stock. The Option Counterparties are generally obligated to settle their obligations to us upon exercise of the Note Hedges in the same manner as we satisfy our obligations to holders of the Notes. Separately and concurrently with the entry into the Note Hedges, we entered into warrant transactions, whereby we sold to the Option Counterparties warrants to acquire shares of our Common Stock (the "Initial Warrants"). On September 17, 2010, we entered into amendments to the Note Hedges (collectively, the "Note Hedge Amendments"). The Note Hedge Amendments increase the number of shares of our Common Stock covered by the Note Hedges to up to 16,000,000 shares (subject to customary anti-dilution adjustments substantially similar to those in the Notes). On the same date, we entered into amendments to the Warrants (collectively, the "Warrant Amendments") and sold additional warrants (the "Additional Warrants") to acquire additional shares of our Common Stock (the "Additional Warrants" and, together with the Initial Warrants, the "Warrants"). The Warrants cover 16,000,000 shares of our Common Stock, subject to adjustment. However, subject to certain conditions, we may elect to satisfy our obligations to the Option Counterparties upon exercise of the Warrants entirely in cash. Additionally, to the extent that we elect to deliver shares of our Common Stock to satisfy our obligations upon exercise of the Warrants, we are only obligated to deliver shares of Common Stock to the extent that the market price per share of our Common Stock exceeds the applicable strike price of the Warrants (which is initially equal to $16.00 per share, subject to adjustments)

        Because our Common Stock is listed on the New York Stock Exchange (the "NYSE"), we are subject to NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires shareholder approval in certain circumstances prior to the issuance of common stock or securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will upon issuance, equal 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Because there were 58,622,076 shares of our Common Stock outstanding at the time we sold the Notes and the Warrants, we would only be permitted to issue up to approximately 11,724,414 shares of Common Stock (the "Maximum Amount") upon conversion of the Notes or upon exercise of the Warrants, respectively, without first obtaining shareholder approval.

        Because the maximum number of shares of our Common Stock which are potentially issuable upon the conversion of the Notes could otherwise, in certain circumstances, exceed the Maximum Amount, we agreed in the Indenture (as defined below) that, unless we had obtained shareholder approval to issue shares in excess of such limitations, we would deliver cash, instead of shares, for any amounts due upon conversion in excess thereof.

        Correspondingly, because the number of shares of Common Stock potentially issuable upon exercise of the Warrants could also otherwise, in certain circumstances, exceed the Maximum Amount, the Warrants limit the maximum number of shares issuable upon exercise of the Warrants to an aggregate of 11,663,780 shares, subject to certain adjustments. We agreed in the Warrants to use our commercially reasonable efforts to seek shareholder approval to remove this limitation and to allow for the issuance of up to 1.75 times the total number of shares underlying the Warrants (or up to a total of 28,000,000 shares, subject to adjustment in accordance with the terms of the Warrants).

        Failure to obtain such approval with respect to the Notes would limit the Company's ability to use shares of Common Stock instead of cash to settle amounts in excess of the Maximum Amount. If such approval is obtained with respect to the Warrants, the Option Counterparties would no longer have the right to terminate the Warrants if, at any time, the number of shares of Common Stock that would be delivered upon exercise of the Warrants would exceed 66% of the share cap, which, at the current strike price for the Warrants, would occur if the price of our Common Stock were to reach approximately $31. Termination of the Warrants would result in a payment from us to the Option Counterparties and could, in certain circumstances, result in the termination of the Note Hedges, which could have a dilutive effect upon conversion of the Notes and could result in adverse tax consequences to us.

        We are, therefore, asking you to consider and vote upon this proposal to approve the issuance of Common Stock issuable upon conversion of the Notes in excess of the Maximum Amount and to approve the issuance of up to 1.75 times the number of shares underlying the Warrants. However, our ability to issue shares of Common Stock upon conversion of the Notes or exercise of the Warrants is also limited by the number of authorized but unissued shares of Common Stock under our Articles of Incorporation at the time of the conversion or exercise. Pursuant to Proposal 3, we are seeking to amend our Articles of Incorporation to increase the number of authorized shares of Common Stock which, if approved by shareholders, may provide additional shares for the conversion of Notes or exercise of Warrants.

        The Offering of the Notes.    The Notes are governed by an indenture (the "Indenture") between us and U.S. Bank National Association, as trustee (the "Trustee"). Under the terms of the Indenture, the Notes bear interest at a rate of 3.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2011. The Notes will mature on September 15, 2015. Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding June 15, 2015 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2010 (and only during such calendar quarter), if the last reported sale price of our Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the "Measurement Period") in which the trading price per $1,000 principal amount of Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price of our Common Stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after June 15, 2015 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

        The Notes are intended to be settled in cash. However, in certain limited circumstances described in this paragraph, we have the discretion to settle in shares of our Common Stock or a combination of cash and shares of our Common Stock. Unless as of the close of business on March 15, 2015, certain events of bankruptcy, insolvency or reorganization of one or more of the Option Counterparties or one or more of their significant subsidiaries have occurred, all conversions occurring on or after March 15, 2015 will be settled in cash. Prior to March 15, 2015, unless as of the close of business on the trading day immediately following the related conversion date, certain events of bankruptcy, insolvency or reorganization of one or more of the Option Counterparties or one or more of their significant subsidiaries have occurred, all conversions other than conversions following certain trading price conditions for the Notes (which are described in clause (2) of the preceding paragraph), will be settled in cash. In connection with any conversion of the Notes, if, as of the close of business on the trading day immediately following the related conversion date (if such conversion date occurs prior to March 15, 2015), or as of the close of business on March 15, 2015 (if such conversion date occurs on or after March 15, 2015), as applicable, certain events of bankruptcy, insolvency or reorganization of one or more of the Option Counterparties or one or more of their significant subsidiaries have occurred, we will have the right to settle in shares of our Common Stock or a combination of cash and shares of our Common Stock.

        The initial conversion rate for the Notes is 80 shares of common stock per $1,000 in principal amount of Notes, equivalent to a conversion price of $12.50 per share of our Common Stock. The conversion rate is subject to adjustment upon the occurrence of specified events but will not be adjusted for accrued and unpaid interest. If we undergo a "fundamental change" (as defined in the Indenture), holders may require us to repurchase all or part of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. We may not redeem the Notes prior to maturity.

        Convertible Note Hedge and Warrant Transactions.    The Note Hedges are intended to both reduce the potential dilution upon conversion of the Notes and our exposure to potential cash payments we may be required to make upon a conversion of the Notes. The Warrants could separately have a dilutive effect to the extent that the market price per share of our Common Stock exceeds the applicable strike price of the Warrants (which is initially equal to $16.00 per share, subject to adjustments).

        Upon exercise of the Note Hedges, we are entitled to receive from the Option Counterparties a number of shares of our common stock, cash with equivalent value or a combination thereof based on the amount by which the market price per share of our Common Stock, as measured under the terms of the Note Hedges, is greater than the strike price of the Note Hedges (which initially corresponds to the conversion price of the Notes) during the relevant valuation period under the Note Hedges. We currently intend to settle the Note Hedges in cash. If the market price per share of our Common Stock, as measured under the terms of the Warrants, exceeds the strike price of the Warrants during the measurement period at the maturity of the Warrants, we will owe the Option Counterparties a number of shares of our Common Stock in an amount based on the excess of such market price per share of our Common Stock over the strike price of the Warrants. However, subject to certain conditions as specified under the terms of the Warrants, we may elect to settle the Warrants entirely in cash.

        The Note Hedges and the Warrants are separate transactions, entered into by us with the Option Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Note Hedges or Warrants.

        The Terms of the Notes, the Note Hedges and the Warrants are complex. The foregoing summary of terms is general in nature and is qualified by reference to the full text of the agreements attached as exhibits to our Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on September 22, 2010 and September 28, 2010 (the "8-Ks"). Shareholders desiring a more complete understanding of the terms of Indenture, Note Hedges, Initial Warrants, Note Hedge Amendments, Warrant Amendments and Additional Warrants are urged to read the 8-Ks and the exhibits thereto.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the issuance of our Common Stock in certain circumstances upon conversion of our 3.50% Convertible Senior Notes due 2015 and upon exercise of related warrants in excess of the New York Stock Exchange limits for share issuances without shareholder approval.

Proposal 5
Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for the year 2011. The Board of Directors requests that the shareholders ratify the appointment of KPMG. If the appointment of KPMG is not ratified by our shareholders, our Audit Committee will investigate the reasons for the shareholder rejection and will consider approving another independent registered public accounting firm.

        Fees paid to KPMG for its services during the last two fiscal years were:

	2010	2009
Audit fees	$1,382,500	$1,405,819
Audit-related fees	262,391	233,608
Tax fees	28,950	28,283
All other fees	—	—

Total	$1,673,841	$1,667,710

        Audit fees include fees associated with the annual consolidated financial statements audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, annual audits of certain of our subsidiaries and statutory audits required by regulatory authorities. Audit-related fees primarily include comfort letters related to our At-The-Market offering of common stock and issuance of convertible debt and employee benefit plan audits. Tax fees paid to KPMG primarily relate to consultation regarding a tax method change.

        The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) and all fees for services performed by the independent registered public accounting firm. These policies were adopted in compliance with SOX and rules adopted by the SEC thereunder. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as comfort letters related to common stock or debt offerings and audits of employee benefit plans. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        We anticipate that representatives of KPMG will be present at the meeting, will be available to respond to questions concerning the 2010 audit and may make a statement if they so desire.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for 2011.

Proposal 6
Advisory Vote on Executive Compensation

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires that we provide our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules adopted by the SEC.

        As discussed in "Information Regarding Management and Certain Security Holders—Compensation Discussion and Analysis," our compensation policies and programs are designed to attract and retain highly qualified and motivated executive officers and employees, encourage and reward achievement of our annual and long-term goals and encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders. The primary elements of compensation for most of our executive officers includes: (1) base pay; (2) discretionary annual cash bonuses; (3) incentive compensation pursuant to the Short-Term Performance Incentive Plan; and (4) long-term equity incentive compensation through stock options. This compensation structure is central to the Company's ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Information Regarding Management and Certain Security Holders—Compensation Discussion and Analysis" for an overview of the compensation of the Company's named executive officers.

        We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Information Regarding Management and Certain Security Holders—Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote on the following resolution:

  "RESOLVED, the shareholders of American Equity Investment Life Holding Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures."

        This vote is advisory and therefore not binding on the Company, the Compensation Committee of the Board of Directors or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company's shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Proposal 7
Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

        The Dodd-Frank Act also enables the Company's shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company's named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer future advisory votes on named executive officer compensation once every one, two or three years. Shareholders may also abstain from casting a vote on this proposal

        After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

  "RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years."

        The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Company, the Compensation Committee of the Board of Directors or the Board of Directors, we may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

        The advisory vote on the frequency of holding the advisory vote on executive compensation will be determined by a plurality vote which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the shareholders.

The Board of Directors unanimously recommends that you vote FOR the approval of an annual advisory vote on the compensation of the Company's named executive officers.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2011 by: (i) each director and nominee for director; (ii) our chief executive officer and each of our other four most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock. On March 31, 2011, there were 59,411,489 shares of Common Stock outstanding.

	Share Beneficially Owned(1)
			Options and Convertible Securities included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner	Number	Percent
David J. Noble(3)	2,052,557	3.45%	72,222
Wendy C. Waugaman(4)	194,459	*	60,000
John M. Matovina(4)	137,057	*	60,000
Ronald J. Grensteiner(4)(5)	95,021	*	37,500
Debra J. Richardson(4)	174,469	*	63,703
Joyce A. Chapman	650	*	—
Alexander M. Clark	15,000	*	—
James M. Gerlach(4)(5)	246,008	*	51,203
Robert L. Hilton	39,000	*	3,000
Robert L. Howe	5,500	*	—
David S. Mulcahy(5)(6)	19,814	*	14,814
Gerard D. Neugent(6)	43,614	*	14,814
A. J. Strickland, III	203,000	*	3,000
Harley A. Whitfield, Sr.	25,000	*	3,000
All executive officers, directors and nominees for directors as a group (16 persons)	3,571,128	5.96%	509,459
5% Owners:
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(7)	4,785,626	8.06%	—
FMR LLC 82 Devonshire Street Boston, MA 02109(8)	4,258,397	7.17%	—
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005(9)	3,494,404	5.88%	—
BlackRock, Inc 40 East 52nd Street New York, NY 10022(10)	3,123,492	5.26%	—

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
This column includes stock options granted pursuant to the 1996 Incentive Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2009 Employee Incentive Plan and shares that can be acquired pursuant to the conversion of trust preferred securities issued by American Equity Capital Trust I ("Trust I").

(3)
Mr. Noble's ownership includes 837,418 shares held in a living trust, 525,000 shares held in a charitable remainder trust of which he, Ms. Waugaman and Ms. Richardson are co-trustees, 240,000 shares held by Noble Enterprises, LP, 237,000 shares held by Twenty Services, Inc., 98,361 shares held in the American Equity Officers Rabbi Trust, 34,500 shares held in our 401(k) savings plan, 3,462 shares held in our Employee Stock Ownership Plan ("ESOP") and 22,222 shares that can be acquired upon conversion of 6,000 trust preferred securities issued by Trust I. Mr. Noble's revocable trust is a General Partner of Noble Enterprises, LP and Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)
Mr. Gerlach's ownership includes 90,000 shares held in our 401(k) savings plan, 3,022 shares held in our ESOP and 3,703 shares that can be acquired upon conversion of 1,000 trust preferred securities issued by Trust I. Ms. Waugaman's ownership includes 35,200 shares held in the American Equity Officers Rabbi Trust, 33,000 shares held in a charitable lead trust of which she is the trustee and 2,842 shares held in our ESOP. Ms. Richardson's ownership includes 34,000 shares held in the American Equity Officers Rabbi Trust, 15,847 shares held in our 401(k) savings plan, 12,550 shares held in a charitable lead trust of which she is the trustee, 2,945 shares held in our ESOP and 3,703 shares that can be acquired upon conversion of 1,000 trust preferred securities issued by Trust I. Mr. Matovina's ownership includes 38,000 shares held individually (pledged to West Bank as collateral), 2,877 shares held in our ESOP, and 1,000 shares owned by his spouse. Mr. Grensteiner's ownership includes 16,884 shares in our 401(k) savings plan and 2,559 shares held in our ESOP.

(5)
In addition to the shares reflected in this table, Mr. Gerlach, Mr. Grensteiner and Mr. Mulcahy have non-qualified deferred compensation agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Under this agreement, Mr. Gerlach is entitled to receive 24,285 shares, Mr. Grensteiner is entitled to receive 4,500 shares and Mr. Mulcahy is entitled to receive 28,125 shares.

(6)
Mr. Neugent's and Mr. Mulcahy's ownership each includes 14,814 shares that can be acquired upon conversion of 4,000 trust preferred securities issued by Trust I. Mr. Neugent holds all 4,000 shares of trust preferred securities and 27,800 shares of Common Stock in a trust of which he is the trustee.

(7)
Based on the Schedule 13G filed with the SEC on February 11, 2011, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 4,666,162 shares, sole dispositive power with respect to 4,785,626 shares and no shared voting or dispositive power.

(8)
Based on the Schedule 13G filed jointly with the SEC on February 14, 2011, by FMR LLC and Edward C. Johnson 3d (together "FMR"). FMR reported sole voting power with respect to 2,936,431 shares, sole dispositive power with respect to 4,258,397 shares and no shared voting or dispositive power.

(9)
Based on the Schedule 13G filed jointly with the SEC on February 10, 2011, by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, "Goldman Sachs Asset Management"). Goldman Sachs Asset Management reported shared voting power with respect to 3,315,327 shares, shared dispositive power with respect to 3,494,403 shares and no sole voting or dispositive power.

(10)
Based on the Schedule 13G filed with the SEC on February 3, 2011, by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 3,123,492 shares, sole dispositive power with respect to 3,123,492 shares and no shared voting or dispositive power.

Corporate Governance

        The Company is committed to the highest standards of business conduct in our relationships with each other and with our customers, agents, national marketing organizations, suppliers, shareholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct. The Company has established a Code of Business Conduct and Ethics (the "Code of Ethics") to assure uniformity in standards of conduct. The Code of Ethics applies to all of the Company's directors, officers and employees. The Code of Ethics is available under "Corporate Governance" accessible through the "Investor Relations" link on the Company's website at www.american-equity.com. In addition, a copy of the Code of Ethics is available in print. Requests for such should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Board Leadership Structure

        Mr. Noble serves as Executive Chairman of the Board of Directors. Prior to January 1, 2009, Mr. Noble served as Chairman, Chief Executive Officer, President and Treasurer of the Company. The Company chose to separate the roles of Chief Executive Officer and Executive Chairman of the Board due to the increased responsibilities brought by the growth of the Company. As Executive Chairman of the Board, Mr. Noble's focus is on the strategic direction of the Company. Mr. Noble's history as our founder and his strategic experience made him the appropriate leader of the Board. In 2009, the Company created the role of "Lead Independent Director" and appointed Mr. Howe to such position. The Lead Independent Director works with the Executive Chairman of the Board, Chief Executive Officer and other members of the Board of Directors to provide independent oversight of the Company. Among other things, Mr. Howe serves as principal liaison among the Executive Chairman of the Board, the independent directors and senior management. Mr. Howe also chairs executive sessions of the independent directors.

Board of Director's Oversight of Risk Management

        The Company's Board of Directors administers its risk oversight function directly and through the committees of the Board of Directors. The involvement of the Board of Directors in setting the Company's business strategy is a key part of its assessment of management's approach to risk and allows the Board of Directors to understand and determine what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit Committee focuses on financial risk, including internal controls. Additionally, the Company's Compensation Committee is responsible for creating incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Finally, the Investment Committee manages the risks involving the Company's assets and liabilities and investment policies and activities.

        The Company has a Disclosure Committee comprised of (i) the Audit Committee Chair, who also serves as Chairman for the Disclosure Committee, (ii) the Chief Financial Officer, (iii) the Vice President—Accounting/Controller and (iv) the Secretary of the Company. The purpose of the Disclosure Committee is to assist senior officers of the Company to fulfill the Company's and their responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company's financial reports, SEC reports and press releases. The Disclosure Committee is governed by a written charter approved by the Board of

Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request.

Majority of Independent Directors

        Our Board of Directors includes thirteen members and it has affirmatively determined that the following seven are independent under the requirements of SOX and the NYSE Rules:

Joyce A. Chapman
Alexander M. Clark
Robert L. Hilton
Robert L. Howe
David S. Mulcahy
A. J. Strickland, III
Harley A. Whitfield, Sr.

        Harley A. Whitfield, Sr. is retired from the law firm of Whitfield & Eddy, P.L.C., a firm we utilize for certain legal services. Mr. Whitfield retains honorary status as "of counsel" with Whitfield & Eddy, but provides no services and receives no compensation in this capacity. The aggregate amount of fees we pay to Whitfield & Eddy annually are immaterial in amount both to us and to Whitfield & Eddy.

        The independent directors meet in executive session as a part of all regular quarterly meetings of the Board of Directors. At each such executive session, the Lead Independent Director presides over such sessions. The Board of Directors has adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request.

        Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266. All correspondence received by the Corporate Secretary will be categorized and then forwarded to the Board of Directors, the individual director or any group or committee of directors.

Compensation of the Board of Directors

        Directors who are our employees receive no compensation for their services as directors. Each member of the Board of Directors who is not an employee of the Company receives (i) $1,333 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an employee of the Company also receives $1,000 for each additional day such Chair is required to work in preparation for meetings with the exception of the Chair of the Audit Committee who receives $3,000 per month. In addition, members of the Audit Committee receive an additional $1,000 per quarter with the exception of the Chair of the Audit Committee. The Lead Independent Director receives $2,500 per quarter.

        Under the 2000 Director Stock Option Plan, directors who are not employees may receive grants of options to purchase shares of our Common Stock. All options granted have an exercise price equal to the closing public market value of the shares on the date of grant. An aggregate of 207,000 options have been granted under this plan, 6,000 of which have been exercised, 20,000 of which have been forfeited, with 181,000 options outstanding and no options available for future grants as the plan has terminated. The directors are encouraged to be shareholders of the Company although there is no written policy requiring the directors to have a specified level of share ownership.

        The following table provides compensation information for 2010 for each member of the Board of Directors that is not an employee:

2010 Directors Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Joyce A. Chapman	19,000	55,100	74,100
Steven G. Chapman*	18,000	55,100	73,100
Alexander M. Clark	19,000	55,100	74,100
Robert L. Hilton	35,000	57,855	92,855
Robert L. Howe	64,500	57,855	122,355
David S. Mulcahy	—	—	—
Gerard D. Neugent	6,000	—	6,000
A. J. Strickland, III	31,000	57,855	88,855
Harley A. Whitfield, Sr.	32,500	57,855	90,355

*
Mr. Chapman resigned from the Company's Board of Directors, effective December 31, 2010.

(1)
Amounts reflect for each option award, the aggregate grant date fair value pursuant to Financial Accounting Standards ("FAS") Accounting Standards Codification ("ASC") Topic 718. As a result of Mr. Chapman's option awards not being vested on his resignation date, the 20,000 option awards he had been granted were forfeited. For a discussion regarding the assumptions made in the valuation of the option awards, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K. On June 11, 2010, Mr. Hilton, Mr. Howe, Dr. Strickland and Mr. Whitfield each received options to purchase 10,500 shares of our Common Stock and Ms. Chapman, Mr. Chapman and Mr. Clark, each received options to purchase 10,000 shares of our Common Stock. The per share fair value at the grant date was $5.51. The vesting period for the options is thirty-six months. Prior to this grant, Mr. Hilton, Dr. Strickland and Mr. Whitfield had previously received grants totaling 23,000 options each, Mr. Clark and Mr. Howe had previously received grants totaling 20,000 options each, and Ms. Chapman and Mr. Chapman had previously received grants totaling 10,000 options each under our 2000 Directors Stock Option Plan.

Meetings and Committees of the Board of Directors

        The Board of Directors met four times in 2010, and each of the directors attended at least 75% of the meetings of the board of Directors. We currently have five permanent committees described below. Each of the committee members attended at least 75% of the committee meetings. Under our Corporate Governance Guidelines, which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request, a director is invited and encouraged to attend the Company's Annual Meeting of Shareholders. All of the directors, with the exception of A. J. Strickland, III, attended the Annual Meeting of Shareholders held June 10, 2010.

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board of Directors in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board of Directors on policy matters. During 2010, the Executive Committee was comprised of

James M. Gerlach, Robert Howe, John M. Matovina, David J. Noble, Debra J. Richardson and Wendy C. Waugaman and they met twice.

        The Audit Committee performs the following functions, among others: (i) assists the Board of Director's oversight of (a) the integrity of our financial statements and systems of internal control over financial reporting; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent auditors' qualifications and independence; and (d) the performance of our independent auditors and our internal audit function; and (ii) prepares the annual report required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Audit Committee met five times in 2010.

        The Audit Committee is comprised of four independent directors: Robert L. Hilton (became a member on August 17, 2010), Robert L. Howe, A. J. Strickland, III and Harley A. Whitfield, Sr. The Audit Committee must include only directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The Board of Directors has determined that all members of the Audit Committee meet such standards. In addition, the Board of Directors has determined that Mr. Howe is an "audit committee financial expert," as that term is defined under SOX.

        The Compensation Committee performs the following functions, among others: (i) oversees our compensation and benefit plans and practices related to our Executive Chairman and Chief Executive Officer; (ii) makes recommendations to the Board of Directors with respect to other senior officers' compensation, incentive-compensation and equity-based plans; and (iii) produces an annual report on executive compensation disclosures as required by the SEC. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below. The Compensation Committee met six times in 2010.

        The Compensation Committee engages an independent compensation consultant, Pearl Meyer & Partners ("Pearl Meyer"), to provide advice and data with respect to compensation benchmarking and market practices. In 2010, Pearl Meyer worked with the Compensation Committee to develop recommendations regarding (i) base salaries of executive officers and (ii) the structure of the Company's Short-Term Performance Incentive Plan.

        The Compensation Committee is comprised of three independent directors: Robert L. Hilton, A. J. Strickland, III and Harley A. Whitfield, Sr. Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Compensation Committee meet such standard.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board of Directors regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities. During 2010, the Investment Committee was comprised of James M. Gerlach, John M. Matovina, David J. Noble, Debra J. Richardson and Wendy C. Waugaman. An Asset Committee, comprised of Mr. Gerlach, Mr. Matovina, Mr. Noble, and our Senior Vice President—Investments, Jeff Lorenzen, was formed to exercise the day-to-day oversight of the Company's investment activities. The Investment Committee reports to the full Board of Directors at each regular meeting of the Board of Directors.

        The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of director candidates; (iii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Nominating and Corporate Governance Committee met three times in 2010.

        The Nominating and Corporate Governance Committee is comprised of two independent directors: Robert L. Hilton and Harley A. Whitfield, Sr. Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board of Directors has determined that both members of the Nominating and Corporate Governance Committee meet such standard.

Information Regarding the Company's Process for Identifying Director Nominees

        The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board of Director's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

        The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Nominating and Corporate Governance Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management. The Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds and experience.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of Robert L. Hilton, A. J. Strickland, III and Harley A. Whitfield, Sr. The Board of Directors has affirmatively determined Mr. Hilton, Dr. Strickland and Mr. Whitfield are all independent under the requirements of SOX and the NYSE Rules. No member of the Compensation Committee had any relationship requiring disclosure under Certain Relationships and Related Person Transactions. Furthermore, none of the Company's Compensation Committee members has ever been an officer or employee of the Company or any of our subsidiaries, and none of our executive officers has served on the compensation committee or board of directors of any company, one of whose executive officers served on our Board of Directors or our Compensation Committee.

Audit Committee Disclosures

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial reporting process, the preparation, presentation and integrity of the Company's financial statements and the systems of internal control, including disclosure controls and procedures and internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as issuing an opinion on the effectiveness of internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities and for supervising the relationship between the Company and the independent auditor. In fulfilling its oversight responsibilities, the Audit Committee meets regularly with management and the independent auditor, both jointly and separately.

        The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2010, with management and KPMG, the Company's independent registered public accounting firm. The Audit Committee also reviewed the Management's Report on Internal Control over Financial Reporting and KPMG's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for 2010 filed with the SEC.

        The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. KPMG confirmed in its letter that it is independent of the Company under all relevant professional and regulatory standards.

        Based on the review and discussions with management and KPMG referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2010 be included in the Company's Annual Report on Form 10-K for 2010 filed with the SEC.

        As specified in the Audit Committee charter, the Audit Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits or for determining that the Company's financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Such matters are the responsibility of management, and where applicable, the independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and (ii) the report of KPMG with respect to such consolidated financial statements.

AUDIT COMMITTEE Robert L. Howe, Chair Robert L. Hilton A. J. Strickland, III Harley A. Whitfield, Sr.

Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        David J. Noble (age 79) serves as Executive Chairman of the Board of the Company and served as Chairman, Chief Executive Officer, President and Treasurer of the Company since its formation in 1995 until January 1, 2009. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

        Wendy C. Waugaman (age 50) has served as Chief Executive Officer and President of the Company since January 1, 2009. Prior to that, Ms. Waugaman served as Chief Financial Officer and General Counsel of the Company since June 1999. Before joining the Company, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Waugaman was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She was a corporate attorney for Statesman for over 15 years. Ms. Waugaman is also a certified public accountant. Ms. Waugaman served as a director of West Bancorporation, Inc. from March 2007 through March 2009.

        John M. Matovina (age 56) has served as Vice Chairman, Chief Financial Officer and Treasurer of the Company since January 1, 2009. Mr. Matovina had served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 30 years experience in the accounting and insurance industries.

        Debra J. Richardson (age 54) has served as Executive Vice President and Secretary of the Company since January 1, 2009. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996 serving in various positions including Vice President-Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years.

        Ronald J. Grensteiner (age 48) has served as President of American Equity Life Insurance Company, our primary wholly-owned life insurance subsidiary ("American Equity Life"), since January 2009. Prior to that, Mr. Grensteiner served as Senior Vice President of Marketing for American Equity Life since 1996. Prior to joining American Equity Life, Mr. Grensteiner was a senior marketing officer of American Life and Casualty. He has more than 25 years of experience in the insurance industry.

        James M. Gerlach (age 69) has served as Executive Vice President of our Company since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 45 years.

        Terry A. Reimer (age 65) has served as Executive Vice President of our company and as a director, Executive Vice President, Chief Operating Officer and Treasurer of American Equity Life since November, 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life and Casualty from 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 36 years.

        Ted M. Johnson (age 41) has served as Vice President—Controller of the Company since August of 2000. Mr. Johnson was previously a senior manager with Ernst & Young LLP where he was employed from 1992 until August of 2000 working primarily on audit clients in the insurance industry. Mr. Johnson is a certified public accountant and has over 15 years of experience in the life insurance industry.

Compensation Discussion and Analysis

        Our compensation policies and programs are designed to:

  •
  attract and retain highly qualified and motivated executive officers and employees;

  •
  encourage and reward achievement of our annual and long-term goals; and

  •
  encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

        Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million for certain named executives, with the exception of "performance-based compensation". Compensation to our executive officers in 2010 and all prior years was below this threshold and thus fully deductible for federal income tax purposes. The deductibility of future compensation will be dependent on our financial results which impact the compensation of our executive officers.

        General.    The primary elements of compensation for the named executives in this proxy statement include:

  •
  Base pay;

  •
  Discretionary annual cash bonuses;

  •
  Incentive compensation pursuant to the Short-Term Performance Incentive Plan; and

  •
  Long-term equity incentive compensation through stock options.

        Base Pay and Discretionary Cash Bonuses.    In 2009, the Compensation Committee recognized that the base salary for the named executives was, and had historically been, significantly lower than the salaries of comparable executives of companies in our industry. Consequently, in June 2009, the Compensation Committee approved an increase in salaries for the named executives, other than Mr. Noble. The increase was approved following a review of a compensation study prepared by Pearl Meyer. In an effort to bring the base salaries of our executive officers, including the named executive officers, closer to the industry standard, the Compensation Committee determined that the Company should increase base salaries to approximate the 25th percentile of the peer group levels over a two-year period (2009 and 2010), with the first portion of the increase retroactive to January 1, 2009. To develop a blended market consensus base salary for each of the positions of the named executives, the consultant utilized proxy data from 11 insurance companies having total assets in 2008 from $4.0 billion to $28.8 billion (Conseco, Inc., American Financial Group, Inc., Reinsurance Group of America, Incorporated, Torchmark Corporation, StanCorp Financial Group, Inc., FBL Financial Group, Inc., OneBeacon Insurance Group, Ltd., National Western Life Insurance Company, Horace Mann Educators Corporation, SWS Group, Inc., Kansas City Life Insurance Company). The consultant also utilized public and private survey data from 2008 for the financial service and insurance industries of companies having assets from $4 billion to $34 billion (trend adjusted to January 1, 2009). Consistent with the foregoing, on March 29, 2010, the Compensation Committee recommended, and the Board of Directors approved, the following base salaries retroactive to January 1, 2010: Mr. Noble—$650,000; Ms. Waugaman—$550,000; Mr. Matovina—$450,000; Ms. Richardson—$425,000 and Mr. Grensteiner—$300,000.

        Through March 15, 2010, Mr. Noble made recommendations to the Compensation Committee regarding the amount of discretionary annual cash bonuses paid to executive officers of the Company, including the named executives, and the Compensation Committee reviewed and approved these recommendations. In making such recommendations, Mr. Noble considered the historical levels of compensation of such officers and the financial results and performance of the Company including attainment of sales, asset growth and earnings objectives. On March 15, 2010, the Compensation Committee approved the recommendations of Mr. Noble with respect to the payment of discretionary cash bonuses in March 2010 to the executive officers of the Company, including $50,000 each to Ms. Waugaman, Mr. Matovina, Ms. Richardson and Mr. Grensteiner in recognition of the record financial performance of the Company during 2009. On March 15, 2010, the Compensation Committee also approved the payment of a discretionary cash bonus of $50,000 in March 2010 to Mr. Noble in recognition of the record financial performance of the Company during 2009.

        Incentive Compensation.    During late 2009 and early 2010, the Compensation Committee directed management to develop a short-term incentive compensation program for 2010. On March 28, 2010, management proposed and the Compensation Committee approved a Short-Term Performance Incentive Plan for management personnel, which included the named executives. The Board of Directors approved the Short-Term Performance Incentive Plan on March 29, 2010. This program differs materially from prior programs in terms of design and award opportunities, which management and the Compensation Committee believe will significantly improve its internal effectiveness and external competitiveness. There were two components to the short-term incentive program design for 2010 for the named executives—a Performance Incentive Plan and a Production Incentive Plan.

        Under the Performance Incentive Plan, each named executive had a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities were tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and Return on Average Equity ("ROAE"), based on operating income, for fiscal 2010. Management and the Compensation Committee believed that the combination of growth and returns created the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards under the Performance Incentive Plan, Invested Asset Growth was weighted 35% and ROAE was weighted 65%. For any awards earned under the Performance Incentive Plan for fiscal 2010 performance, 70% of such award was paid in cash and 30% was paid in restricted stock. The portion paid in restricted stock is subject to cliff vesting three years from the grant date (other than grants to retirement eligible individuals which vest immediately) in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

        Under the Production Incentive Plan, each named executive could earn additional short-term incentive awards based on the Company's Gross Production and ROAE during fiscal 2010. The combination of these measures, which were equally weighted, produced an incentive pool that was available to the top 50 managers, including the named executives. The top 10 executives (including the named executives) were allocated 70% of the incentive pool earned under the Production Incentive Plan for 2010 based on their relative base salary as a percentage of total base salaries for the group. The remaining 30% of the pool was distributed on a discretionary basis to any or all of the top 50 managers, including the named executives. Any awards earned under the Production Incentive Plan for fiscal 2010 were paid in cash.

        For the named executives, the combination of the two programs created a target award opportunity equal to approximately 32% of base salary, which in conjunction with the changes to base salary improved the competitive positioning of target total cash compensation (base salary plus target short-term incentive opportunity) over prior years but remains below the market 50th percentile data provided by the Compensation Committee's independent compensation consultant. The maximum award opportunity for the named executives, before consideration of any discretionary awards, was equal to approximately 66% of base salary, which management and the Compensation Committee believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Company.

        The target goals under the Performance Incentive Plan for 2010 were $2.2 billion for Invested Asset Growth and ROAE of 12%. The actual results for 2010 were Invested Asset Growth of $3.4 billion and ROAE of 13.1%. The target goals under the Production Incentive Plan for 2010 were Gross Production of $3 billion and ROAE of 12%. The actual Gross Production for 2010 was $4.3 billion. The combination of the results under the two programs resulted in an award to each of the named executives equal to approximately 55% of base salary. Each named executive also received a $20,000 discretionary bonus pursuant to the Production Incentive Plan for 2010.

        On March 15, 2011, management proposed and the Compensation Committee approved the structure of the 2011 incentive program under the Short-Term Performance Incentive Plan for senior management personnel, which include the named executives. There is one component to the short-term incentive program design for 2011 for the named executives—a Performance Incentive Plan. Under the Performance Incentive Plan for 2011, each named executive has a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities are tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and ROAE based on operating income for fiscal 2011. Management and the Compensation Committee believe that the combination of growth and returns create the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards for fiscal year 2011 under the Performance Incentive Plan, Invested Asset Growth is weighted 50% and ROAE is weighted 50%. For any awards earned under the Performance Incentive Plan for fiscal 2011 performance, 80% of such award will be paid in cash and 20% will be paid in restricted stock. The portion to be paid in restricted stock will be subject to cliff vesting three years from the grant date (other than grants to retirement eligible individuals which vest immediately) in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

        For the named executives, the 2011 incentive program under the Short-Term Performance Incentive Plan creates a target award opportunity equal to 40% of base salary. The maximum award opportunity for the named executives is equal to 80% of base salary, which management and the Compensation Committee believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Company.

        The specific performance goals for the 2011 incentive program under the Short-Term Performance Incentive Plan will be disclosed in next year's Proxy Statement. However, at the time the performance goals were approved by the Compensation Committee, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's near term expectations.

        Stock Ownership and Long-Term Equity Compensation.    We emphasize long-term equity compensation in our total compensation package for all employees and particularly for senior officers. We believe this helps align the interests of such employees and officers with shareholders and creates an incentive to build our Common Stock value through growth in profitability targets including gross spread earnings on our annuity liability reserves, net operating earnings and return of operating earnings on average equity. Senior officers of the Company are encouraged to own shares of our Common Stock. Although no particular level of stock ownership is required, each of the named executives holds stock in amounts significant to his or her individual net worth. In addition, long-term equity compensation has been provided in the form of stock options granted under employee stock option plans adopted by our Board of Directors and approved by the shareholders.

        All options granted under our employee stock option plans from and after our initial public offering ("IPO") have an exercise price equal to the closing public market value of the shares on the date of grant. There has been no backdating. Options granted prior to the IPO have an exercise price equal to the fair market value of the shares as determined by our Board of Directors in its discretion. All options granted under our employee stock option plans have vesting periods of either six months or thirty-six months and may be exercised for a period of no more than ten years from the date of grant. The maximum number of shares subject to stock options which may be granted to any employee in any one year is 75,000. The exercise price of an option may be paid in cash, Common Stock or by a promissory note, to the extent permitted by law. We have also established a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

        To reinforce our emphasis on long-term equity compensation and to better align the interests of our senior officers with those of the shareholders, Ms. Waugaman, Mr. Matovina, Ms. Richardson and Mr. Greinsteiner received options to purchase 47,250 shares of our Common Stock on March 15, 2010, Mr. Noble received options to purchase 50,000 shares of our Common Stock on March 31, 2010, and each of our executive officers received options to purchase 27,250 shares of our Common Stock (25,000 with respect to Mr. Noble) on June 11, 2010. The per share exercise price is $10.24 for the options granted on March 15, 2010, $10.65 for the options granted on March 31, 2010 and $9.27 for the options granted on June 11, 2010. The vesting period for the options is the earlier of thirty-six months from the grant date or the date the optionee retires if such retirement occurs after the age of 65 and following 10 years of service with the Company.

        Change in Control, Separation and Retirement Arrangements.    We have no written employment contracts or separation agreements with any of our officers or employees other than the separation agreement we entered into with Kevin R. Wingert, a former executive and director, filed on an amendment to a Form 8-K on January 2, 2009, and Mr. Noble's Retirement Benefit Agreement which was approved in June 2009 and March 2010 by the Compensation Committee, as amended, filed on a Form 8-K on April 2, 2010. The Retirement Benefit Agreement provides certain retirement benefits to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations. The terms of this agreement were negotiated in consultation with and following input from Pearl Meyer, the Compensation Committee's compensation consultant. Specifically, the consultant reviewed multiple drafts of the Retirement Benefit Agreement and provided guidance as to specific terms based on its experience with similar agreements. In the event of Mr. Noble's retirement, the Retirement Benefit Agreement provides that Mr. Noble will receive a monthly benefit of $54,167 or such higher amount which reflects one-twelfth of Mr. Noble's annual base salary as in effect at the time of his retirement for five years following his retirement for a total of 60 monthly installments (the "Retirement Benefit"); provided, however, that if Mr. Noble dies before all 60 monthly installments have been paid, then (a) if at the time of his death he is married, his wife will receive the monthly payments until the earliest of (i) the 24-month anniversary of Mr. Noble's death, (ii) her death and (iii) such time as all 60 monthly installments have been paid; or (b) if Mr, Noble dies without a surviving spouse, the payment of the Retirement Benefit will cease upon his death. In addition, during his lifetime, Mr. Noble will continue to receive health benefits generally available to the Company's senior executive officers under various Company benefit plans. The Agreement also contains confidentiality, non-competition and non-solicitation provisions which continue for two years following Mr. Noble's retirement.

        To promote retention of senior officers, we have entered into change in control agreements with a small group of our executives including each of the named executives except Mr. Noble. Each January 1, the term of each of these agreements is automatically extended one year unless we have given ninety days notice that we will not extend the term of the agreement. With certain exceptions, an executive is entitled to payments for a period of twenty-four or thirty-six months following a change in control if his or her employment is terminated for certain reasons within twenty-four or thirty-six months following a change in control. Such payments are equal to two or three times the amount of the executive's base salary plus "target annual bonus" as defined below in Potential Payments Upon

Change in Control. These agreements also provide for the continuation of health, dental and life insurance benefits during the twenty-four and thirty-six month periods. If payments under these agreements become subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, then the named executives will be entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        Non-Qualified Deferred Compensation Arrangements.    We permit senior officers of the Company to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Any such deferrals must be made pursuant to a non-qualified deferred compensation agreement between the officer and the Company with deferred amounts contributed to the American Equity Officers Rabbi Trust. The investment of deferred amounts is directed by the individual officers and the return on such investments is added to the deferred account balance of such officer. No above market returns are paid on deferred amounts. Mr. Noble, Ms. Waugaman and Ms. Richardson have each invested a portion of their deferred compensation accounts in our Common Stock and dividends paid on our stock have been credited to their accounts. The balance of the deferred compensation accounts will be distributed to each executive who has elected to make such deferrals upon his or her death, disability or separation from service.

        Other Compensation.    We have a qualified 401(k) plan for all employees who are eligible after thirty days of employment and attainment of age 18. We match 50% of employee contributions to the plan up to 4% of the employee's total compensation, subject to the limitations specified in the Internal Revenue Code. In addition to the 401(k) plan, all employees participate in the American Equity Investment Employee Stock Ownership Plan ("ESOP") as described below. We offer a package of insurance benefits to all employees including health, dental, long-term disability and life insurance. Several of the named executives receive perquisites including car allowances, use of Company owned aircraft and payment of private club dues.

        The Company established the ESOP effective July 1, 2007. We make semi-annual discretionary contributions to the ESOP. The principal purpose of the ESOP is to provide each eligible employee with an equity interest in the Company. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of services.

Compensation Committee Report

        The Compensation Committee of American Equity Investment Life Holding Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE A. J. Strickland, III, Chair Robert L. Hilton Harley A. Whitfield, Sr.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David J. Noble	2010	650,000	51,338	60,641	404,250	317,762	50,361	1,534,352
Executive Chairman	2009	500,000	—	—	174,400	—	45,394	719,794
	2008	500,000	—	—	—	—	86,656	586,656
Wendy C. Waugaman	2010	550,000	51,192	51,308	448,118	271,956	31,853	1,404,427
Chief Executive Officer	2009	450,000	30,000	—	174,400	15,600	27,021	697,021
and President	2008	355,000	22,000	—	158,400	—	25,954	561,354
John M. Matovina	2010	450,000	50,825	41,976	448,118	226,149	25,063	1,242,131
Vice Chairman, Chief	2009	350,000	30,000	—	174,400	24,475	25,234	604,109
Financial Officer and	2008	225,000	22,000	—	158,400	13,186	23,137	441,723
Treasurer
Debra J. Richardson	2010	425,000	51,558	39,640	448,118	214,700	24,988	1,204,004
Executive Vice President	2009	400,000	30,000	—	174,400	15,600	24,537	644,537
and Secretary	2008	355,000	22,000	—	158,400	—	23,295	558,695
Ronald J. Grensteiner	2010	300,000	51,467	27,986	448,118	157,433	16,768	1,001,772
Vice President	2009	225,000	25,000	—	87,200	15,324	14,834	367,358
	2008	125,000	7,500	—	39,600	7,397	7,956	187,453

(1)
Amounts reflect grant date fair value of restricted stock pursuant to FAS ASB Topic 718 earned under the Short-Term Performance Incentive Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis.

(2)
Amounts reflect for each option award, the aggregate grant date fair value pursuant to FAS ASB Topic 718. For a discussion regarding the assumptions made in the valuation of the option awards, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K.

(3)
2010 amounts consist of cash awards earned under the Short-Term Performance Incentive Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis. 2009 and 2008 amounts consist of cash incentive plan awards based upon net receipts of premiums from new annuity sales.

(4)
Mr. Noble's amount in 2010 includes $27,442 for use of Company owned aircraft and $13,764 for the ESOP. Ms. Waugaman's amount in 2010 includes $9,600 for car allowance, $4,493 for use of the Company owned aircraft and $3,196 for private club dues. Mr. Grensteiner's amount in 2010 includes $11,330 for the ESOP. In determining the aggregate incremental cost to the Company for the use of Company owned aircraft, the Company uses a methodology that reflects the average cost of fuel and other variable costs (for example landing fees, catering and crew travel expenses). Because the Company owned aircraft are used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, including pilot salaries and the cost of maintenance unrelated to non-business travel. When an aircraft is already flying to a destination for business purposes and one or more non-business passengers are on such flight, only the direct variable costs associated with the additional non-business passenger(s) are included in determining the incremental cost to the Company. If an aircraft flies empty before picking up or after dropping off one or more passengers flying for non-business reasons, this "deadhead" segment would be included in the incremental cost to the Company. On certain occasions, an executive's spouse, other family members or guest may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional incremental cost is incurred by the Company in such situations under the methodology.

        The following table provides information regarding grants of plan-based awards including the stock options and non-equity incentive compensation granted to the named executives during 2010.

Grants of Plan-Based Awards for 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($)/share	Grant Date Fair Value of Option Awards(2) ($)/share
David J. Noble	3/31/2010	—	50,000	10.65	5.33
	6/11/2010	—	25,000	9.27	5.51
Wendy C. Waugaman	3/15/2010	—	47,250	10.24	5.69
	6/11/2010	—	27,750	9.27	6.46
John M. Matovina	3/15/2010	—	47,250	10.24	5.69
	6/11/2010	—	27,750	9.27	6.46
Debra J. Richardson	3/15/2010	—	47,250	10.24	5.69
	6/11/2010	—	27,750	9.27	6.46
Ronald J. Grensteiner	3/15/2010	—	47,250	10.24	5.69
	6/11/2010	—	27,750	9.27	6.46

(1)
Each of these awards were granted pursuant to the Company's 2009 Employee Incentive Plan.

(2)
Represents the per share fair value of the stock options as of the date of the grant.

        The following table provides information about unexercised stock options to acquire our Common Stock granted to named executives. All of such options granted prior to 2008 are fully vested and have a ten-year term. Options granted June 11, 2008, May 8, 2009 and June 11, 2010 have a thirty-six month vesting period and a ten-year term. Options granted March 15, 2010 and March 31, 2010 have a thirty-six month vesting period and a six-year term. Vesting for options granted in 2010 may accelerate upon retirement if such retirement occurs after age 65 and following 10 years of service with the Company.

Outstanding Equity Awards at December 31, 2010

Name	Option Grant Date	Option Vest Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David J. Noble	12/4/2003	6/30/2004	50,000	—	9.00	12/4/2013
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
	3/31/2010	3/31/2013	—	50,000	10.65	3/31/2016
	6/11/2010	6/11/2013	—	25,000	9.27	6/10/2020
Wendy C. Waugaman	12/4/2003	6/30/2004	20,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	20,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	20,000	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
	3/15/2010	3/15/2013	—	47,250	10.24	3/15/2016
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020
John M. Matovina	12/4/2003	6/30/2004	20,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	20,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	20,000	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
	3/15/2010	3/15/2013	—	47,250	10.24	3/15/2016
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020
Debra J. Richardson	12/4/2003	6/30/2004	20,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	20,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	20,000	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
	3/15/2010	3/15/2013	—	47,250	10.24	3/15/2016
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020
Ronald J. Grensteiner	12/4/2003	6/30/2004	15,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	15,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	7,500	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	10,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	20,000	7.00	5/8/2019
	3/15/2010	3/15/2013	—	47,250	10.24	3/15/2016
	6/11/2010	6/11/2013	—	27,750	9.27	6/10/2020

        The following table provides information concerning our non-qualified deferred compensation arrangements, including deferred compensation agreements with certain of the named executives permitting them to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Deferred amounts are contributed to individual accounts within the American Equity Officers Rabbi Trust and investments in such accounts are self-directed by the officer who is the beneficiary of the account. All such investments are made on open market terms. There were no withdrawals or distribution of any deferred amounts during 2010.

Non-Qualified Deferred Compensation for 2010

Name	Executive Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Balance at 12/31/10 ($)
David J. Noble	—	62,509	1,234,455
Wendy C. Waugaman	—	183,405	470,357
John M. Matovina	—	—	—
Debra J. Richardson	—	173,856	430,192
Ronald J. Grensteiner	—	—	—

        The following table sets forth information as of December 31, 2010 concerning plans and arrangements we have with our directors, officers and employees under which they have received equity-based rights to receive shares of our Common Stock. We have granted or reserved options under the 1996 Incentive Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan and the 2009 Employee Incentive Plan.

Equity Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,265,000	9.65	1,818,500
Equity compensation plans not approved by shareholders	—	—	—

Total	2,265,000	9.65	1,818,500

Potential Payments Upon Termination or a Change in Control

        We have no employment contracts or separation agreements with any of our employees other than the separation agreement we entered into with Kevin R. Wingert, a former executive and director, filed on an amendment to a Form 8-K on January 2, 2009, and Mr. Noble's Retirement Benefit Agreement, as amended in March 2010 and filed on a Form 8-K on April 2, 2010. As discussed below, we have change in control agreements with a small group of senior officers including each of the named executives, except Mr. Noble, which would provide payments and benefits to them in the event of the termination of their employment under certain circumstances following a change in control. In the absence of a change in control, however, regardless of the manner in which the termination of employment occurs (with the exception of death, disability and retirement for certain benefits), the named executives would be entitled only to the following:

  •
  Base salary to the termination date (two-week notice of termination by either the employer or employee is required), with no right to receive any cash bonus or incentive amounts not paid prior to notice of termination;

  •
  The right to exercise vested stock options within thirty days of the termination date;

  •
  Distribution of the executive's 401(k) account;

  •
  Distribution of the executive's account, if any, pursuant to any deferred compensation arrangements including elective deferrals of salary, bonus and/or incentive, and earnings thereon;

  •
  COBRA benefits for the purchase of medical and dental insurance; and

  •
  The right to convert group life insurance to an individual policy without proof of insurability, at the executive's ongoing expense.

        Under the change in control agreements, the named executives would have additional rights in the event of the termination of their employment following a change in control in defined circumstances including discharge without "cause" or voluntary resignation for "good reason". A "change in control" is defined to include: (i) the acquisition by any person of 35% of the combined voting power of the Company; (ii) during two consecutive years a majority of the directors originally on the Board of Directors (and with certain designated successors) ceasing to constitute a majority of the Board of Directors; (iii) a merger with another entity in which our voting securities cease to represent at least 50% of the combined voting power of the surviving entity; or (iv) the sale of substantially all of the assets of the Company in a plan of complete liquidation. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        If a termination occurs within twenty-four or thirty-six months following a change in control which meets all of the definitions, terms and conditions of the named executive's change in control agreement, the executive would be entitled to the following in addition to the items set forth in the bullets above:

  •
  Salary continuation payments for two or three years;

  •
  A cash lump sum equal to the amount of the "target annual bonus" that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination;

  •
  A cash lump sum equal to two or three times the executive's "target annual bonus";

  •
  An amount equal to a full gross-up for any excise tax incurred by the named executive as a result of receiving change in control payments; and

  •
  Continuation of health, dental and life insurance benefits during the salary continuation period.

        For 2011, we interpret the term "target annual bonus" to be such amounts provided under the 2011 incentive program under the Short-Term Performance Incentive Plan as described above.

        The following table sets forth the estimated amount of compensation each of the named executive officers, other than Mr. Noble, would receive in the event of an eligible termination following a change in control, assuming such termination had occurred at December 31, 2010. No pro-rated portion of "target annual bonus" amounts is included for the year of termination since such amounts would be immaterial for a termination occurring on December 31.

Potential Payments Upon a Change in Control

Name	Base Salary ($)	Bonus ($)	Value of Acceleration of Options(1)	Excise Tax Gross Up(2) ($)	Group Insurance Benefits ($)	Total ($)
Wendy C. Waugaman	1,650,000	660,000	1,383,238	1,766,678	32,847	5,492,763
John M. Matovina	1,350,000	540,000	1,383,238	1,592,030	34,335	4,899,603
Debra J. Richardson	1,275,000	510,000	1,383,238	1,448,569	34,278	4,651,085
Ronald J. Grensteiner	600,000	240,000	925,138	804,776	22,828	2,592,742

(1)
Our employee stock option plans provide for automatic vesting of stock options upon a change in control or upon death or disability. For information concerning the outstanding options which each of the named executives could exercise within thirty days after any termination, see the Outstanding Equity Awards table above.

(2)
This calculation assumes a total effective rate of state and federal income taxes of 42%.

        The Company entered into a Separation and Release Agreement, effective January 1, 2009, with Kevin R. Wingert. Subject to the terms and conditions of the Separation Agreement, the Company paid Mr. Wingert his annual base salary in effect at December 31, 2008 of $350,000 and provided health insurance coverage at a cost of $9,600 annually through December 31, 2010. In addition, Mr. Wingert's unvested options to acquire shares of the Company's stock vested and became exercisable as of December 31, 2008, and each of Mr. Wingert's options shall be exercisable until the tenth anniversary of its issuance. The exercise price of the options that were accelerated exceeded their fair market value at December 31, 2008. The Separation Agreement also contains restrictive covenants, releases and other customary terms and conditions.

Involvement in Legal Proceedings

        During the past ten (10) years, no officer or director of the Company has been involved in any event of the types described in Item 401(f) of Regulation S-K of the Securities Exchange Act of 1934 which is material to an evaluation of the ability or integrity of any officer and director. However, on March 3, 2010, the Company, Mr. Noble and Ms. Waugaman entered into settlements with the SEC related to allegations that the Company, Mr. Noble and Ms. Waugaman committed proxy disclosure violations in connection with the Company's 2006 proxy statement. The Company, Mr. Noble and Ms. Waugaman agreed to settle the proxy charges without admitting or denying the allegations of the SEC's complaint, and Mr. Noble and Ms. Waugaman each agreed to pay a civil monetary penalty in connection therewith. The SEC's complaint did not make any allegations of fraud against the

Company, Mr. Noble or Ms. Waugaman, nor did the complaint allege misstatements in financial reporting. Additionally, the SEC did not limit Mr. Noble's or Ms. Waugaman's involvement with the Company or any of its subsidiaries.

Policy Regarding Related Person Transactions

        We recognize that Related Person Transactions (as defined below) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is our policy to enter into or ratify Related Person Transactions only when the Board of Directors, acting through our Audit Committee or as otherwise described herein, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions.

        In order to deal with the potential conflicts inherent in such transactions, our Audit Committee adopted a policy regarding Related Person Transactions. For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a "related person" means:

  •
  any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

  •
  any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  any immediate family member of any of the foregoing persons; and

  •
  any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

  •
  Counsel (either inside or outside) will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

  •
  If counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the Chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

  •
  The Audit Committee, or where submitted to the Chairman of the committee, the Chairman, shall consider all of the relevant facts and circumstances available to the committee or the Chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

  •
  The Audit Committee (or the Chairman) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the Chairman) determines in good faith. The Audit Committee or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

        At the Audit Committee's first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.

        No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.

Certain Relationships and Related Person Transactions

        Knapp Properties.    Mr. Neugent, a member of the Company's Board of Directors, serves as the President and Chief Operating Officer of Knapp Properties, Inc. ("Knapp Properties"), a commercial real estate company, and is a fifty percent (50%) shareholder of Knapp Properties. The Company leased its prior administrative office space located at 5000 Westown Parkway from William C. Knapp, L.C. and leases its current administrative office space located at 6000 Westown Parkway from West Lakes Development Company. In addition, the Company leases a warehouse from West Lakes Properties, L.C. Each of William C. Knapp, L.C., West Lakes Development Company and West Lakes Properties, L.C. is under common control with Knapp Properties. Payments made by the Company to these entities totaled $514,489 in 2010. On April 1, 2010, the Company was notified that West Lakes Development Company sold the building located at 6000 Westown Parkway. Knapp Properties serves as property manager for the building in which the Company's current administrative office space is located, and the Company indirectly paid management fees of $56,561 to Knapp Properties in 2010. Our Audit Committee has ratified all transactions with Knapp Properties pursuant to our policy for transactions with related persons as described above.

        Richardson Construction.    The Company entered into a lease agreement to relocate its administrative home office to a new office building in West Des Moines, Iowa effective December 1, 2009. The Company contracted with Richardson Construction to provide tenant-finish building construction and supervisory contractor services, consisting of labor and materials, to adapt the office building space for occupancy. The principal owner of Richardson Construction is Russell Richardson, the spouse of our Executive Vice President, Secretary and Director, Debra J. Richardson. The Company also contracted with Richardson Construction for various tenant improvements at our current home office. Gross payments made and amounts incurred during 2010 by the Company for work performed by Richardson Construction were $149,364. Our Audit Committee has ratified all transactions with Richardson Construction pursuant to our policy for transactions with related persons as described above.

        D-W Corporation.    The Company and its affiliates periodically lease an aircraft from D-W Corporation, which is wholly owned by our Executive Chairman, David J. Noble. Payments made to D-W Corporation for the leasing of the aircraft to the Company and its affiliates for business use during 2010 were $94,650. The Company leases building space for our Pell City office from D-W Corporation. Payments made to D-W Corporation for the building during 2010 were $80,640. Our

Audit Committee has ratified all transactions with D-W Corporation pursuant to our policy for transactions with related persons as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2010, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them except that a Form 4 was filed on December 3, 2010 by Mr. Neugent with respect to 600 shares of Common Stock purchased by him on November 24, 2010.

OTHER INFORMATION

Shareholder Proposals for the 2012 Annual Meeting

        Shareholder proposals to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2012 or shareholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Executive Vice President and Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266, and must comply with SEC rules in order to be eligible for inclusion in our proxy material for our 2012 meeting.

        A shareholder may present a proposal for inclusion in our proxy statement if such shareholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2011.

        In addition, under our Amended and Restated Bylaws, a shareholder who desires to present a proposal from the floor of the 2012 Annual Meeting must submit the proposal between March 11, 2012 and April 10, 2012. Any such proposal must set forth as to each matter such shareholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; (ii) the name and record address of such shareholder; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder; (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and (v) a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

Shareholder Communications

        Shareholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations at 6000 Westown Parkway, West Des Moines, Iowa 50266.

        Shareholders interested in communicating with our Board of Directors, any committee of the Board of Directors, any individual director or any group of directors should send written correspondence to American Equity Investment Life Holding Company Board of Directors, c/o Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266.

Householding; Annual Report on Form 10-K

        The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce our printing and postage costs.

        Certain of our shareholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Julie L. LaFollette, Director of Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602) and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

        Simultaneously with the mailing of this proxy statement, we are mailing our 2010 Annual Report and Form 10-K to all shareholders of record on April 11, 2011.

        Any shareholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December, 31, 2010 (including our audited consolidated financial statements and financial statement schedules), as filed with the SEC, may contact Julie L. LaFollette, Director of Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602).

APPENDIX A

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
2011 DIRECTOR STOCK OPTION PLAN

        WHEREAS, the Board of Directors of American Equity Investment Life Holding Company (the "Company") deems it in the best interest of the Company that persons who serve on the Board of Directors of the Company but who are not employees of the Company be given an opportunity to acquire an interest in the operation and growth of the Company as a means of assuring their maximum effort and continued association with the Company; and

        WHEREAS, the Board has determined to grant certain directors of the Company compensation in the form of non-qualified stock options pursuant to this Plan;

        NOW, THEREFORE, the Board does hereby adopt this 2011 Director Stock Option Plan, subject to approval, within twelve (12) months of the date of adoption, by at least a majority of the shares voting at a shareholder's meeting, and subject to any necessary authorizations from any governmental authority.

ARTICLE I

Definitions

        Except where the context otherwise indicates, the following definitions apply:

          1.1   "Affiliate" means parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f) of the Code (but substituting the Company for employer corporation), including parents or subsidiaries of the Company which become such after adoption of the Plan.

          1.2   "Agreement" means a written agreement granting an Option that is executed by the Company and the Optionee.

          1.3   "Board" means the Board of Directors of the Company.

          1.4   "Code" means the Internal Revenue Code of 1986, as amended.

          1.5   "Committee" means the Board.

          1.6   "Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

          1.7   "Company" means American Equity Investment Life Holding Company, an Iowa corporation.

          1.8   "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option and payment of the exercise price in accordance with the terms of Article VII.

          1.9   "Date of Grant" means the date on which an Option is granted under the Plan.

          1.10 "Director" means a member of the Board of Directors of the Company.

          1.11 "Disability" means permanent and total disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

          1.12 "Eligible Individual" means any Director of the Company who is not also an Employee and has not been an Employee at any time during the two-year period preceding the date on which an Option is granted to such Director.

          1.13 "Employee" means any employee of the Company or an Affiliate or any person who has been hired to be an employee of the Company or an Affiliate.

          1.14 "Fair Market Value" means the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

          1.15 "Non-qualified Stock Option" means an Option that does not qualify as an incentive stock option under Section 422 of the Code.

          1.16 "Option" means an option to purchase Shares granted under the Plan.

          1.17 "Option Period" means the period during which an Option may be exercised.

          1.18 "Option Price" means the price per Share at which an Option may be exercised; provided, however, the Option Price shall be not less than the Fair Market Value of a Share as of the Date of Grant. The Option Price of any Option shall be subject to adjustment to the extent provided in Article IX hereof.

          1.19 "Optionee" means an Eligible Individual to whom an Option has been granted.

          1.20 "Plan" means the American Equity Investment Life Holding Company 2011 Director Stock Option Plan.

          1.21 "Share" means a share of Common Stock.

ARTICLE II

Purpose

        The Plan is intended to assist the Company in attracting and retaining Eligible Individuals of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

ARTICLE III

Administration

        The Committee shall administer the Plan and shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the terms (which terms need not be identical) of all Options including, but not limited to, which Eligible Individuals shall be granted Options, the time or times at which Options are granted, the Option Price, the number of Shares subject to an Option, any provisions relating to vesting, any circumstances in which Options terminate or Shares may be repurchased by the Company, the period during which Options may be exercised and other restrictions on Options. Subject to the provisions of the Plan, the Committee shall have plenary authority to construe and interpret the Plan and the Agreements, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan, including, but not limited to, any determination to accelerate the vesting of outstanding Options. The determinations of the Committee on the matters referred to in this Article III shall be binding and final.

ARTICLE IV

Eligibility

        Options may be granted only to Eligible Individuals.

 ARTICLE V

Stock Subject to the Plan

        5.1    Number of Shares Reserved.    Subject to adjustment as provided in Article IX hereof, the maximum number of Shares that may be issued under the Plan is 250,000 Shares.

        5.2    Terminated Options Available for Grant.    If an Option expires or terminates for any reason without having been fully exercised, the unissued Shares which had been subject to such Option shall become available for the grant of additional Options.

ARTICLE VI

Options

        6.1    Non-qualified Stock Options.    All Options granted under the Plan shall be Non-qualified Stock Options. Each Option granted under the Plan shall be evidenced by an Agreement that specifies the terms and conditions of the grant. Options shall be subject to the terms and conditions set forth in this Article VI and such other terms and conditions not inconsistent with the Plan as the Committee may specify.

        6.2    Option Period.    The Option Period for Options shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that (a) an Option shall not be exercisable after ten years from its Date of Grant; and (b) in the case of the termination as Director of an Optionee, or the death or Disability of an Optionee, the Option Period shall be as follows:

  (i)
  Termination as Director.    If an Optionee's directorship is terminated other than on account of his or her death or Disability, his or her Option privileges shall be limited to the Shares purchasable by him or her as of the date that his or her directorship is terminated, and such Option privileges shall expire sixty (60) days from the date that his or her directorship was terminated. Nothing contained herein shall be construed to extend the ultimate term of the Option beyond the period of time set out in Section 6.2(a) above.

  (ii)
  Disability or Death of Optionee.    If an Optionee's directorship is terminated because of his or her death or disability, his or her Option privileges shall expire unless exercised within one (1) year after the date that his or her directorship was terminated. In the event of the death of the Optionee, his or her Options may be exercised by the Optionee's designated beneficiary. Nothing contained herein shall be construed to extend the ultimate term of the Option beyond the period of time set out in Section 6.2(a) above.

        6.3    No Reissuance at Reduced Price.    Notwithstanding anything to the contrary in this Plan, without the approval of the shareholders of the Company, no Option shall be issued in exchange for or as a reissuance of any outstanding Option and the Option Price for any outstanding Option shall not be changed, if the effect of such exchange or change would be to reduce the Option Price for any outstanding Option, except pursuant to Article IX hereof.

        6.4    Maximum Options per Director.    The maximum number of Options which may be granted to any Eligible Individual in any one fiscal year is 15,000 (subject to adjustment pursuant to Article IX hereof).

 ARTICLE VII

Exercise of Options

        7.1    Notice of Exercise.    An Option may, subject to the terms of the Agreement under which it is granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment of the Option Price for the Shares with respect to which the Option is exercised as provided in Section 7.2 hereof.

        7.2    Payment of Exercise Price Payment.    Payment of the aggregate Option Price for the Shares with respect to which an Option is being exercised shall be made in cash; provided however, that the Committee, in its sole discretion, may provide in an Agreement that part or all of such payment may be made by the Optionee in one or more of the following manners:

  (i)
  By delivery (including constructive delivery) to the Company of Shares valued at Fair Market Value on Date of Exercise;

  (ii)
  By delivery on a form prescribed by the Committee of a properly executed exercise notice and irrevocable instructions to a registered securities broker approved by the Committee to sell Shares and promptly deliver cash to the Company or

  (iii)
  By instructing the Company to retain from the Shares otherwise issuable pursuant to such exercise Shares with a Fair Market Value equal to the exercise price of the portion of the Option being exercised.

        7.3    Minimum Exercise.    No Option may be exercised for less than fifty (50) shares.

        7.4    Minimum Vesting Period.    In the absence of a longer vesting schedule established by the Committee and set forth in the applicable agreement evidencing the grant of any Options, all Options will vest six months after the date of grant. Should the Optionee cease to serve as a Director of the Company for any reason (except death or Disability) with or without cause, prior to the expiration of one year or the vesting schedule established by the Committee, whichever is later, the Optionee will forfeit all Options not fully vested on the effective date of such termination.

        7.5    Acceleration of Vesting.    Each outstanding Option shall become totally exercisable as of the date of any of the following events:

  (i)
  The death of the Optionee;

  (ii)
  The Disability of the Optionee;

  (iii)
  A "change of control" as hereinafter defined.

        7.6    Change of Control.    For purposes of this Plan, a "change of control" shall be deemed to have occurred upon any one of the following events:

  (i)
  any "person" (as defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company's then outstanding securities; or

  (ii)
  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on March 1, 2011, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on March 1, 2011 or whose appointment, election or nomination for election was previously so approved or recommended; or

  (iii)
  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or

  (iv)
  the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

ARTICLE VIII

Restrictions on Transfer

        Options shall not be transferable other than by will or the laws of descent and distribution. An Option may be exercised during the Optionee's lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative. The Shares acquired pursuant to the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances, or other transfers or dispositions thereof (i) as are in effect among the shareholders of the Company at the time such Shares are acquired or (ii) as the Committee shall deem appropriate or as are required by applicable law.

ARTICLE IX

Capital Adjustments

        In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or similar change in corporate structure, the Committee may, in its discretion and to the extent necessary to compensate for the effect thereof, provide for a substitution for or adjustment in (i) the number and class of Shares or other property subject to outstanding Options, (ii) the Option Price of outstanding Options, and (iii) the aggregate number and class of Shares that may be issued under the Plan.

 ARTICLE X

Termination or Amendment

        The Board may amend, alter, suspend or terminate the Plan in any respect at any time; provided, however, that after the Plan has been approved by the shareholders of the Company, no amendment, alteration, suspension or termination of the Plan shall be made by the Board without approval of (i) the Company's shareholders to the extent shareholder approval is required by applicable law or regulations and (ii) each affected Optionee if such amendment, alteration, suspension or termination would adversely affect his or her rights or obligations under any Option granted prior to the date of such amendment, alteration, suspension or termination. No Option may be granted nor any Shares issued under the Plan during any suspension or after termination of the Plan.

ARTICLE XI

Modification, Extension and Renewal of Options; Substituted Options

        Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew the terms of any outstanding Options, or accept the surrender of outstanding Options granted under the Plan or options and stock appreciation rights granted under any other plan of the Company or an Affiliate (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Subject to Section 6.3 hereof, any such substituted Options may specify a longer term than the surrendered options and stock appreciation rights, or have any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Optionee, alter or impair any of the Optionee's rights or obligations under such Option.

ARTICLE XII

Effectiveness of the Plan

        The Plan and any amendment thereto shall be effective on the date on which it is adopted by the Board, provided that any such adoption requiring shareholder approval is subject to approval by vote of the shareholders of the Company within twelve (12) months after such adoption by the Board.

ARTICLE XIII

Withholding

        The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Option shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, an Optionee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares otherwise issuable to the Optionee having a Fair Market Value equal to the amount required to be withheld, or (iii) delivering to the Company already owned and unencumbered Shares having a Fair Market Value equal to the amount required to be withheld.

ARTICLE XIV

Term of the Plan

        Unless sooner terminated by the Board pursuant to Article X hereof, the Plan shall terminate on June 30, 2021, and no Options may be granted after such date. The termination of the Plan shall not affect the validity of any Option outstanding on the date of termination.

 ARTICLE XV

Indemnification of Committee

        In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

ARTICLE XVI

General Provisions

        16.1    No Other Rights Conferred.    The establishment of the Plan shall not confer upon any Eligible Individual any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan.

        16.2    No Contract Rights.    The Plan does not constitute inducement or consideration for the service of any Eligible Individual, nor is it a contract between the Company or any Affiliate and any Eligible Individual. Participation in the Plan shall not give an Eligible Individual any right to be retained in the service of the Company.

        16.3    No Limitation on Other Stock Option, Etc.    Neither the adoption of this Plan nor its submission to the shareholders, shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other stock option or restricted stock plans or to impose any requirement of shareholder approval of the same.

        16.4    Plan Interest Not Subject to Creditor Claims.    The interests of any Eligible Individual under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

        16.5    Applicable Law.    The Plan shall be governed, construed and administered in accordance with the laws of the State of Iowa.

        16.6    Application of 409A of the Code.    Options under the Plan are intended to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and shall be construed accordingly. Options may be modified at any time, in the Committee's discretion, to the extent the Committee determines it is necessary or desirable to cause the Options to be so exempt or to comply with the rules of Section 409A.

        16.7    Representations Regarding Investment Intent; Restrictive Legends.    The Committee may require each person acquiring Shares pursuant to Options hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or interdealer quotation system upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions. The certificates for Shares acquired pursuant to an Option may also include any legend which the Committee deems appropriate to reflect restrictions contained in this Plan or in the applicable Agreement or to comply with the Iowa Business Corporation Act.

        16.8    Regulatory Approvals.    The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of Options, or record any person as a holder of record of Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Committee's complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.

APPENDIX B

Text of Proposed Amendment
to the
Articles of Incorporation, as amended

Increase the Number of Authorized Common Shares to 200,000,000

        RESOLVED, That Article IV of the Corporation's Articles of Incorporation, as amended, be amended by deleting in its entirety the first sentence thereof, which now states:

—Deletion—

  The total number of shares that may be issued by this Corporation is 127,000,000 shares, of which 2,000,000 shares of the par value of $1 per share, shall be designated Series Preferred Stock and 125,000,000 shares of the of the par value of $1 per share shall be designated Common Stock.

and inserting in lieu thereof the following:

—Insertion—

  The total number of shares that may be issued by this Corporation is 202,000,000 shares, of which 2,000,000 shares of the par value of $1 per share, shall be designated Series Preferred Stock and 200,000,000 shares of the of the par value of $1 per share shall be designated Common Stock.

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01BNWB 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board recommends a vote FOR all nominees listed, FOR Proposals 2, 3, 4, 5 and 6 and for 1 YEAR for Proposal 7. For Against Abstain For Against Abstain 5. To ratify the appointment of KPMG LLP as independent auditor for 2012. 01 - Joyce A. Chapman 04 - Debra J. Richardson 02 - James M. Gerlach 05 - Gerard D. Neugent 03 - Robert L. Howe 06 - David S. Mulcahy 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 2. To approve of the 2011 Director Stock Option Plan. 4. To approve the issuance of common stock in certain circumstances upon conversion of the Company’s 3.50% Convertible Senior Notes Due 2015 and upon exercise of related warrants in excess of the New York Stock Exchange limits for share issuances without shareholder approval. 6. To approve, by non-binding vote, executive compensation of the named executive officers. 8. To transact such other business as may properly come before the meeting. 3. To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 200,000,000 shares. 1 Yr 2 Yrs 3 Yrs Abstain 7. To recommend, by non-binding vote, the frequency of holding future advisory votes on executive compensation. PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 1 1 5 2 4 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.comAEL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Proxy Solicited by Board of Directors for Annual Meeting - June 9, 2011 David J. Noble, Wendy C. Waugaman and Debra J. Richardson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of American Equity Investment Life Holding Company to be held on June 9, 2011 or at any postponement or adjournment thereof. This proxy when properly executed will be voted in the manner you direct on the reverse side. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR all of the nominees listed in Proposal 1, FOR Proposals 2, 3, 4, 5 and 6 and for 1 YEAR for Proposal 7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.) Proxy — American Equity Investment Life Holding Company C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.